Exhibit 99.1

Verso Corporation Appoints Terrence M. Dyer as Senior Vice President of Human Resources and Communications

MIAMISBURG, Ohio, June 1, 2020 /PRNewswire/ -- Verso Corporation (NYSE: VRS) today announced that Terrence M. Dyer has been appointed Verso's Senior Vice President, Human Resources and Communications, effective June 1, 2020.

"I am pleased to have Terry join Verso and our senior leadership team with responsibility for leading our human resources and communications initiatives that support our strategic business plans," said President and Chief Executive Officer Adam St. John. "Terry brings more than 20 years of human resources experience to Verso and has a solid reputation for companywide talent strategies that support current and future business performance, employee engagement and retention."

Mr. Dyer has served in human resources leadership roles at several Fortune 1000 companies, including Vice President and Chief Human Resources Officer at Worthington Industries; Vice President, Human Resources for Armstrong World Industries Inc.; and Human Resources Manager at Burlington Industries, Inc. Mr. Dyer holds a bachelor of arts degree in Psychology from East Carolina University, Greenville, North Carolina.

Mr. Dyer will replace predecessor Kenneth D. Sawyer who retired from Verso effective June 1, 2020. Mr. Sawyer will remain with Verso through the remainder of June to assist with the transition to Mr. Dyer.

"On behalf of the entire Board and senior leadership team, I would like to thank Kenny for his nearly 10 years of leadership and substantial contributions to Verso's success through many significant changes and challenges and wish him the very best during his retirement years," said St. John. "Additionally, Kenny's willingness and commitment to transition this important role to Terry prior to his departure is greatly appreciated."

About Verso Corporation
Verso Corporation is the turn-to company for those looking to successfully navigate the complexities of paper sourcing and performance. A leading North American producer of graphic and specialty papers, packaging and pulp, Verso provides insightful solutions that help drive improved customer efficiency, productivity, brand awareness and business results. Verso's long-standing reputation for quality and reliability is directly tied to our vision to be a company with passion that is respected and trusted by all. Verso's passion is rooted in ethical business practices that demand safe workplaces for our employees and sustainable wood sourcing for our products. This passion, combined with our flexible manufacturing capabilities and an unmatched commitment to product performance, delivery and service, make Verso a preferred choice among commercial printers, paper merchants and brokers, converters, publishers and other end users. For more information, visit us online at versoco.com.

Investor contact: investor.relations@versoco.com, 937-528-3220, or Media contact: Shawn Hall, Director, Communications, 937-528-3700, shawn.hall@versoco.com